Exhibit 10.2

MODIFICATION OF AGREEMENT

This Modification of Agreement (this “Agreement”) is made as of this 15th day of August, 2007 by and between Biometrics Investors, L.L.C., a Delaware limited liability company (“Lender”), and Sequiam Corporation, a California corporation (“Borrower”).

WHEREAS, Lender and Borrower are parties to that certain Agreement dated March 30, 2007 (the “Agreement”) pursuant to which Biometrics has agreed to loan Sequiam up to $11,500,000, pursuant to which Borrower delivered, among other things, that certain Term Note A dated March 30, 2007 in the original principal amount of $6,500,000.00 (the “Term Note A” and together with all documents entered into in connection therewith, the “Financing Documents”);

WHEREAS, the holders of all of the outstanding membership interests and/or other equity interests of Lender have entered into certain transactions on our about the date hereof (collectively, the “Transactions”) pursuant to which Crestview Capital Master, LLC, a Delaware limited liability company (“Crestview”) has become the sole member of Lender;

WHEREAS, as a condition to closing on the Transactions, Crestview has required that Lender modify the Loan Documents to provide that any interest accruing under the Term Note A subsequent to the date hereof be abated; and

WHEREAS, the parties hereto desire to amend the Loan Documents to abate any and all interest accruing under the Term Note A from and after the date hereof.

NOW, THEREFORE, in consideration of the consummation of the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.           Amendment.  Section 3(a) of the Agreement be, and it hereby is amended to read as follows:

“(a)           Borrower shall pay to Lender interest on the outstanding principal balance of the Loans monthly in arrears on the first day of each month beginning on May 1, 2007 at the per annum rate of twelve percent (12%) (the “Base Rate”).  Following the occurrence of an Event of Default, Borrower shall pay to Lender interest on the outstanding principal balance of the Loans at the per annum rate of four percent (4%) plus the Base Rate (the “Default Rate”).  Notwithstanding anything to the contrary contained in this Section 3(a), in no event shall interest accrue on the indebtedness evidenced by the Term A Loan after August 15, 2007 through the date of repayment under the terms of the Term A Loan.  Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.”

2.           Conflict.  Except as hereby amended, the Agreement and Loan Documents shall remain unchanged and in full force and effect.  If there is any conflict between the terms and provisions of the Agreement or other Loan Documents and the terms and provisions of this Agreement, this Agreement shall control.

3.           Counterparts.  This Agreement may be executed in any number of identical counterparts, any or all of which may contain signatures of less than all of the parties, and all of which shall be construed together as a single instrument.
           IN WITNESS WHEREOF, the parties hereto have each executed this Agreement to be effective for all purposes as of the date first written above.

BORROWER:

SEQUIAM CORPORATION,
  a California corporation

By:
Name:
Title:

BIOMETRICS INVESTORS, L.L.C.,

By:
Name:
Title: